EXHIBIT 99



         SINCLAIR BROADCAST GROUP ANNOUNCES PRIVATE SECURITIES OFFERING


         BALTIMORE, February 25, 1997 -- Sinclair Broadcast Group, Inc. (Nasdaq:
SBGI) announced today a proposed $200 million private offering by Sinclair Capital, a subsidiary trust of the Company, of two million shares of high yield trust offered preferred securities ("Preferred Securities") at $100 per security. The Preferred Securities have a maturity of 2009 and will be offered only (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933, as amended) and (ii) to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act of 1933).

         Sinclair Broadcast Group, Inc. intends to use the net proceeds of the proposed private offering to repay outstanding debt and for general corporate purposes, which may include acquisitions and repurchases of shares of the Company's Class A Common Stock.

         The Preferred Securities proposed to be offered by Sinclair Broadcast Group, Inc. have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Preferred Securities.

         CONTACT: David Amy, Chief Financial Officer, or Patrick Talamantes, Director of Corporate Finance, of Sinclair Broadcast Group, Inc., 410-467-5005.


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